Exhibit 3.2

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

NEVADA PROPERTY 1 LLC,

A DELAWARE LIMITED LIABILITY COMPANY

April 2, 2010

TABLE OF CONTENTS

ARTICLE I GENERAL PROVISIONS		1
1.1	Confirmation of Limited Liability Company	1
1.2	Name	2
1.3	Principal and Registered Office	2
1.4	Term	2
1.5	Purpose and Business of the Company	2
1.6	Tax Classification	2
1.7	Certificates	2

ARTICLE II DEFINITIONS		2

ARTICLE III MEMBERSHIP INTERESTS AND CAPITAL CONTRIBUTIONS		7
3.1	Redemption of Original Membership Interests and Issuance of Membership Interests	7
3.2	Initial Capital Contributions	7
3.3	Additional Capital Contributions	8
3.4	Loans by Members	8
3.5	Voting Rights	8

ARTICLE IV ALLOCATIONS AND DISTRIBUTIONS		8
4.1	Profits and Losses	8
4.2	Distributions	9
4.3	Limitations on Distribution	9

ARTICLE V MEMBERS		9
5.1	Limited Liability	9
5.2	Admission of Additional Members	9
5.3	Procedures for Admitting Additional Members	10
5.4	Confidentiality	10

ARTICLE VI MANAGEMENT AND CONTROL OF THE COMPANY		10
6.1	Management by the Board	10
6.2	Officers	11
6.3	Members To Have No Managerial Authority	12
6.4	Approvals	12
6.5	Liability and Indemnification	12

ARTICLE VII BOOKS AND RECORDS; ACCOUNTING		13
7.1	Keeping of Books	13
7.2	Books and Records	13
7.3	Inspection of Records	13
7.4	Reports to Members	13
7.5	Bank Accounts	13

ARTICLE VIII TRANSFERS OF MEMBERSHIP INTERESTS; WITHDRAWALS; CERTAIN RIGHTS		13

(i)

8.1	Restrictions on Transfers of Membership Interests	13
8.2	Legends: Securities Subject to this Agreement	15

ARTICLE IX DISSOLUTION		16
9.1	Dissolution	16
9.2	Distributions Upon Liquidation	16
9.3	Return of Contribution Nonrecourse to Other Members	16

ARTICLE X REPRESENTATIONS AND WARRANTIES		16
10.1	Representations and Warranties of the Members	16

ARTICLE XI COMPLIANCE WITH GAMING LAWS		17
11.1	Qualifications	17

ARTICLE XII MISCELLANEOUS PROVISIONS		18
12.1	Legend	18
12.2	Appointment of an Attorney-in-Fact	19
12.3	Counterparts	20
12.4	Successors and Assigns	20
12.5	No Third Party Beneficiaries	20
12.6	Severability	20
12.7	Entire Agreement; No Third-Party Beneficiaries	20
12.8	Governing Law	20
12.9	Attorneys’ Fees	20
12.10	Cross-References	20
12.11	Interpretation	20
12.12	Cumulative Remedies	21
12.13	No Waiver	21
12.14	No Partnership Intended for Non-Tax Purposes	21

Schedule A	MEMBERSHIP INTERESTS AND CAPITAL CONTRIBUTION FOR THE CLASS A MEMBERS AND CLASS B MEMBERS

(ii)

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

NEVADA PROPERTY 1 LLC

This Amended and Restated Limited Liability Company Agreement (this “Agreement”) of Nevada Property 1 LLC, a Delaware limited liability company (the “Company”), is entered into and effective as of April 2, 2010, by Nevada Mezz 1 LLC, a Delaware limited liability company (“Holdings”). Capitalized terms used in this Agreement are defined in Article II.

BACKGROUND

WHEREAS, the Company was formed under the Act pursuant to a Certificate of Formation of the Company dated July 30, 2008 and filed with the Secretary of State of the State of Delaware on July 30, 2008 (the “Certificate of Formation”);

WHEREAS, Holdings, as the sole member, entered into the limited liability company agreement of the Company dated as of July 30, 2008 (the “Original Agreement”);

WHEREAS, Holdings, as the sole member of the Company and the holder of all of the outstanding membership interest in the Company (the “Original Membership Interests”), desires to cause the Company to redeem the Original Membership Interests and to issue new Membership Interests (as defined herein) to Holdings;

WHEREAS, Holdings desires to provide a procedure by which Nevada Voteco LLC, a Delaware limited liability company (“Voteco”) will, at a later date, automatically be admitted to the Company as the Class A Member of the Company; and

WHEREAS, Holdings desires to amend and restate the Original Agreement and to adopt this Agreement for the Company pursuant to the Act.

NOW, THEREFORE, Holdings agrees as follows:

ARTICLE I

GENERAL PROVISIONS

1.1 Confirmation of Limited Liability Company. Pursuant to the Act, the Company was formed as a limited liability company under the laws of the State of Delaware by filing the Certificate of Formation with the Secretary of State of the State of Delaware and by entering into the Original Agreement. The Company will continue in existence as a limited liability company under the laws of the State of Delaware pursuant to the Certificate of Formation and this Agreement. In the event of any inconsistency between any terms and conditions in this Agreement and the provisions of the Certificate of Formation or non-mandatory provisions of the Act, the terms and conditions contained in this Agreement shall govern.

1.2 Name. The name of the Company will be “Nevada Property 1 LLC” or such other name as the Board may from time to time determine. Prompt Notice of any change in the name of the Company will be given to all Members.

1.3 Principal and Registered Office. The Company’s principal and registered office will be located at Corporation Trust Company, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801, or such other place as the Board may determine from time to time. Service of process may be made with respect to the Company at its principal office. Prompt Notice of any change in the location of the principal or registered office will be given to all Members.

1.4 Term. The term of the Company began on July 30, 2008, and will continue indefinitely, unless terminated earlier as provided in this Agreement or as required by law.

1.5 Purpose and Business of the Company. The Company was formed for the object and purpose of engaging in any lawful act or activity for which limited liability companies may be formed under the Act. Pursuant to this purpose, the Company shall engage in any business activities permitted under the Act and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of such purpose, including without limitation owning, operating, managing, and conducting gaming in gaming casinos on the Property in accordance with Delaware law and Nevada law.

1.6 Tax Classification. It is the intention of the parties hereto that the Company be disregarded as an entity separate and apart from its single owner, for federal, state and local income tax purposes, Holdings. The Company shall not elect to be treated as other than such a disregarded entity under Treasury Regulations Section 301.7701-3(c) (or any corresponding applicable provisions of state or local law) unless such election is approved by Holdings.

1.7 Certificates. Membership Interests in the Company may be evidenced by certificates in a form approved by the Board; provided that any such certificates shall bear the legends set forth in Section 12.1 reflecting the restrictions on the transfer of such securities contained in this Agreement.

ARTICLE II

DEFINITIONS

The following terms used in this Agreement will have the meanings set forth below:

“Act” means the Delaware Limited Liability Company Act, 6 Del. C. Section 18-101 et. seq., as amended and as may be amended, and any successor to such statute.

“Affiliate” means (i) any Person or entity directly or indirectly controlling or controlled by or under direct or indirect common control with the Company (including, without limitation, each of the Members and their Related Parties), (ii) any spouse or non-adult child (including by adoption) of such Person, (iii) any relative other than a spouse or non-adult child (including by adoption) who has the same principal residence of any natural person described in clause (i)

above, (iv) any trust in which any such Persons described in clause (i), (ii) or (iii) above has a beneficial interest and (v) any corporation, partnership, limited liability company or other organization of which any such Persons described in clause (i), (ii) or (iii) above collectively own more than fifty percent (50%) of the equity of such entity. For purposes of this definition, beneficial ownership of more than ten percent (10%) of the voting common equity of a Person shall be deemed to be control of such Person.

“Agreement” has the meaning set forth in the Preamble.

“Attorney-in-Fact” has the meaning set forth in Section 12.2(a).

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy” as amended.

“Board” means the managing board of the Company and shall be composed of the Board Members.

“Board Members” has the meaning set forth in Section 6.1(a).

“Business Day” means any day other than a Saturday, a Sunday or a holiday on which commercial banks in the state of New York or the state of Nevada are not required or authorized to be closed.

“Capital Contribution” means as to any Member the amount of cash or the gross fair market value of any property contributed by the Member to the Company as the Board shall accept in its discretion.

“Certificate of Formation” has the meaning set forth in the Preamble.

“Class A Member” means any Person who has been issued Class A Membership Interests and is listed as a Class A Member on Schedule A hereto, as such schedule may be amended from time to time.

“Class A Membership Certificate” means those certain certificates, if any, which evidence the ownership of the Class A Membership Interests by the holder thereof.

“Class A Membership Interests” mean for each Member the number of Class A Membership Interests set forth on Schedule A opposite such Member’s name.

“Class B Member” means any Person who has been issued Class B Membership Interests and is listed as a Class B Member on Schedule A hereto, as such schedule may be amended from time to time.

“Class B Membership Certificate” means those certain certificates, if any, which evidence the ownership of the Class B Membership Interests by the holder thereof.

“Class B Membership Interests” mean for each Member the number of Class B Membership Interests set forth on Schedule A opposite such Member’s name.

“Code” means the Internal Revenue Code of 1986, as amended (or any corresponding provision of succeeding law), and, to the extent applicable, the Regulations.

“Commission” means the Nevada Gaming Commission.

“Company” has the meaning set forth in the Preamble.

“Consent” means either (a) the consent given by vote at a meeting called and held in accordance with the provisions of Article VI of this Agreement; (b) a written consent required or permitted to be given pursuant to this Agreement or applicable law; or (c) the act of voting or granting any such written consent, as the context may require.

“Damages” means any and all damages, disbursements, suits, claims, liabilities, obligations, judgments, fines, penalties, charges, amounts paid in settlement, expenses, costs and expenses (including, without limitation, attorneys’ fees and expenses) arising out of or related to litigation and interest on any of the foregoing.

“Equity Securities” means (a) any Membership Interests of the Company or rights to acquire Membership Interests, or securities convertible into Membership Interests or, if the Company shall have converted to a corporation pursuant to the terms of this Agreement, any shares of capital stock of the Company, warrants, options or other rights to acquire capital stock and debt securities convertible into capital stock and (b) with respect to any of the Company’s Subsidiaries, any shares of capital stock or membership interests, warrants, options or other rights to acquire shares of capital stock or membership interests, and debt securities convertible into capital stock or membership interests, of such Subsidiary.

“Expert” means an independent, nationally recognized investment banking firm or other appropriate, nationally recognized, independent valuation expert, which Expert shall be selected in accordance with the procedures described in the appropriate sections of this Agreement.

“Fiscal Year” means the taxable year of the Company, which shall be the calendar year, unless otherwise determined by the Board.

“GAAP” means U.S. generally accepted accounting principles.

“Gaming” or “Gaming Activities” means the conduct of gaming and gambling activities, or the ownership or use of gaming devices, equipment and supplies in the operation of a casino or other enterprise, including, without limitation, slot machines, gaming tables, cards, dice, gaming chips, player tracking systems, cashless wagering systems, mobile gaming systems and related and associated equipment and supplies.

“Gaming Approvals” shall mean all approvals, licenses, permits, authorizations, registrations, findings of suitability, franchises, entitlements, waivers and exemptions required, issued or granted by any Gaming Authorities that are necessary for the Company to own, operate, manage and conduct Gaming Activities on the Property, including any Gaming Approvals required by the Gaming Laws or the Gaming Authorities to be obtained by the Company’s Members, Board Members, officers and employees, and any Affiliates thereof.

“Gaming Authorities” means all governmental authorities, boards, commissions, departments or agencies with regulatory control or jurisdiction over the Gaming Activities of the Company and its Subsidiaries, in any jurisdiction including without limitation, the Nevada Gaming Commission, the Nevada State Gaming Control Board and the Clark County Liquor and Gaming Licensing Board.

“Gaming Laws” means all laws, statutes and ordinances pursuant to which the Gaming Authorities possess regulatory, permit or licensing authority over Gaming Activities, and all rules and regulations promulgated by such Gaming Authorities thereunder, including without limitation in the State of Nevada, the Nevada Gaming Control Act, as codified in NRS Chapter 463, the regulations of the Nevada Gaming Commission promulgated thereunder, and the Clark County Code.

“Gaming Qualification Event” means Voteco and the current members of Voteco obtaining the initial Gaming Approvals to conduct Gaming Activities at the Property.

“Holdings” has the meaning set forth in the Preamble.

“Interest” means the ownership interest of a Member in the Company at any particular time, including the right of such Member to any and all benefits to which such Member may be entitled as provided in this Agreement and in the Act, together with the obligations of such Member to comply with all the terms and provisions of this Agreement and the Act.

“Member” means each of those Members listed on Schedule A, and any additional or substitute Member admitted to the Company in accordance with the terms of this Agreement.

“Membership Interests” means Class A Membership Interests and Class B Membership Interests.

“Notification” or “Notice” means a writing containing the information required by this Agreement to be communicated to a Person and personally delivered to such Person or sent by overnight courier or registered or certified mail, postage prepaid, return receipt requested, to such Person at the last known address of such Person as shown on the books of the Company, provided, however, that any written communication containing such information actually received by a Person shall constitute Notice for all purposes of this Agreement. A Notice shall be deemed effectively given and received (i) upon personal delivery, (ii) if delivered by overnight courier, on the next Business Day after delivery to the overnight courier service and (iii) if sent by registered or certified mail, three (3) Business Days after delivery to the United States postal service.

“Original Agreement” has the meaning set forth in the Preamble.

“Original Membership Interests” has the meaning set forth in the Preamble.

“Percentage Interest” means, as of any given time, as to any Member, a fraction, expressed as a percentage, equal to the amount of the Capital Contribution of such Member divided by the total Capital Contribution of all Members, as may be adjusted from time to time in accordance with the provisions hereof.

“Person” means an individual, partnership, joint-stock company, corporation, limited liability company, trust or unincorporated organization, and a government or agency or political subdivision thereof.

“Property” means ownership interests in real property and other assets owned either by the Company or its subsidiaries, including, without limitation, the premises known as “The Cosmopolitan of Las Vegas” located at 3700 Las Vegas Boulevard South, Las Vegas, Nevada 89109.

“Redemption Date” means the date specified in a Redemption Notice as the date on which the Membership Interest owned or controlled by an Unsuitable Member is to be redeemed by the Company, which Redemption Date shall be determined in the sole and absolute discretion of the Board.

“Redemption Notice” means that notice of redemption given by the Company to an Unsuitable Member pursuant to Section 8.1. Each Redemption Notice shall set forth (i) the Redemption Date; (ii) the Percentage Interest to be redeemed; (iii) the place where any certificates shall be surrendered for payment; and (iv) any other requirements of surrender of the certificates, including how they are to be endorsed, if at all.

“Redemption Price” means the price to be paid by the Company for the redemption of the Membership Interest to be redeemed pursuant to Section 8.1, as determined by the mutual agreement of the Board and the member being redeemed, provided, if any Class A Membership Interests are subject to redemption the Redemption Price shall be the lesser of the actual amount the Unsuitable Member paid to acquire the interest or the fair market value of the interests.

“Related Persons” has the meaning set forth in Section 5.1.

“Restricted Securities” means any Equity Securities owned beneficially or of record by any Member.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” means, with respect to any Person, all other Persons of which such Person owns, directly or indirectly, a majority of the voting capital stock or is a general partner or otherwise has the power to control, by agreement or otherwise, the management and general business affairs of such other Person.

“Transfer” means a sale, exchange, hypothecation, transfer, assignment, pledge, encumbrance or other disposition of a Membership Interest.

“Transferee” or “Transferees” has the meaning set forth in Section 8.2.

“Transferor” means the Person making a Transfer.

“Transfer Restriction Agreement” means that certain Transfer Restriction Agreement to be entered into, upon admission of Voteco as a member of the Company, by and among Voteco, the members of Voteco and Holdings.

“Treasury Regulations” means the income tax regulations promulgated under the Code as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Unsuitable Member” has the meaning set forth in Section 8.1(b).

“Unsuitable Person” shall mean a Person who (i) fails or refuses to file or has withdrawn or requested the withdrawal of an application to be found suitable by any Gaming Authorities or for any Gaming Approval, (ii) is denied any Gaming Approval by any Gaming Authority, (iii) is disqualified from eligibility for any Gaming Approval by a Gaming Authority, (iv) is determined by a Gaming Authority to be unsuitable to own or control a Membership Interest, (v) is determined by a Gaming Authority to be unsuitable to be affiliated with a Person engaged in Gaming Activities in any jurisdiction, (vi) causes the Company or any of its Affiliates to lose or to be threatened with the loss of any Gaming Approvals, or (vii) is deemed likely, in the sole and absolute discretion of Board, based on verifiable information or information received from the Gaming Authorities or other reliable sources such as background checks, credit searches and searches of the public records, to (a) preclude or materially delay, impede, impair, threaten or jeopardize any Gaming Approval or the Company’s or any Affiliate’s application for or ability to obtain or retain any Gaming Approval, or (b) result in the imposition of materially burdensome terms and conditions on any Gaming Approval.

“Voteco” has the meaning set forth in the Recitals.

“Voting Majority In Interest” means the holders of a majority of the then outstanding Class A Membership Interests, which initially shall be Holdings and shall, upon the admission of Voteco as a member of the Company, be Voteco.

ARTICLE III

MEMBERSHIP INTERESTS AND CAPITAL CONTRIBUTIONS

3.1 Redemption of Original Membership Interests and Issuance of Membership Interests. As of the effective date hereof, the Company shall (a) redeem and cancel the Original Membership Interests and (b) (i) issue to Holdings the number of Class A Membership Interests set forth opposite such Member’s name on Schedule A and (ii) issue to Holdings the number of Class B Membership Interests set forth opposite such Member’s name on Schedule A. Schedule A shall be amended from time to time upon admission of new Members. Upon Voteco delivering notice to the Company that a Gaming Qualification Event will occur following admission of Voteco as a member of the Company and Voteco executing a signature page agreeing to be bound by the terms of this Agreement, Holdings irrevocably agrees that all Class A Membership Interests shall be automatically deemed transferred from Holdings to Voteco.

3.2 Initial Capital Contributions. As of the effective date hereof, Holdings shall be deemed to have contributed zero dollars ($0.00), as an initial Capital Contribution with respect to its Class A Membership Interests. As of the effective date hereof, Holdings shall be deemed to have contributed to the Company, as an initial Capital Contribution, with respect to its Class B Membership Interests an amount equal to Holdings’ aggregate capital contributions to the

Company through and including the date hereof, as reflected on the books and records of the Company. Upon Voteco becoming a Member of the Company, it will not be required to make any initial Capital Contribution to the Company.

3.3 Additional Capital Contributions. No Member will be required to make any contribution to the Company’s capital in addition to the amounts contributed pursuant to Section 3.2. Subject to the foregoing, the Board may determine from time to time that additional capital is necessary or appropriate to enable the Company to conduct its activities and may seek (but not require) additional Capital Contributions from the Class B Member and others, on such terms as the Board may propose in its sole discretion. In no event will the Class A Member be permitted to make any additional Capital Contributions.

3.4 Loans by Members. No Member will be required to make loans to the Company by virtue of being a Member in the Company. However, loans may be made by any Member to the Company and any such loans shall not be considered Capital Contributions. The amount of any such loan will be a debt due from the Company to such lending Member, and will be made upon such terms and conditions and bearing interest at such rates as will be approved by the Board in its sole discretion, which terms and conditions shall, in any event be reasonable. No Class A Member may make a loan to the Company

3.5 Voting Rights. Each issued and outstanding Class A Membership Interest shall be entitled to one (1) vote per Membership Interest. Except as provided by law, the holders of Class B Membership Interests shall have no right to vote on any matter to be voted on by the Members (including, without limitation, any election or removal of members of the Board), and their Class B Membership Interests shall not be included in determining the number of Membership Interests voting or entitled to vote on such matters.

ARTICLE IV

ALLOCATIONS AND DISTRIBUTIONS

4.1 Profits and Losses. For financial accounting and tax purposes, the Company’s net profits or net losses shall be determined on an annual basis in accordance with the manner determined by the Board. In each year, profits and losses shall be allocated entirely to the Class B Member.

4.2 Distributions. Subject to compliance with Gaming Laws, the Company shall make distributions of available cash net of reasonable reserves quarterly, or in the sole discretion of the Board, more frequently, to the extent available. One hundred percent (100%) of such distributions shall be made to the Class B Member. The Class A Member shall not be entitled to receive any such distributions.

4.3 Limitations on Distribution. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not be required to make a distribution to the Class B Member on account of its interest in the Company if such distribution would violate Section 18.607 of the Act, the Gaming Laws or any order of the Commission binding upon or to which the Company is subject or any other applicable law.

ARTICLE V

MEMBERS

5.1 Limited Liability. No Member nor any Affiliate, officer, director, manager, member, board member (including all Board Members), stockholder, partner or employee of such Member, Manager or of the Company (collectively, “Related Persons”) shall be liable, responsible or accountable, whether directly or indirectly, in contract or tort or otherwise, to the Company or to any other Member for any Damages asserted against, suffered or incurred by the Company or such other Member arising out of, relating to or in connection with any act or failure to act by such Related Person pursuant to this Agreement or otherwise with respect to the business and affairs of the Company except Damages resulting primarily from acts or omissions of such Related Person which (x) were taken or omitted in bad faith or (y) constituted intentional misconduct, fraud or gross negligence or knowing breach of this Agreement or knowing violation of law. No Related Person shall be liable to the Company or any other Member for any action taken or omitted to be taken by any other Member, Manager or Board Member. Any Related Person may consult with counsel, accountants and other professional advisors in respect of the affairs of the Company and each Related Person shall be deemed not to have acted in bad faith or to have engaged in intentional misconduct with respect to any action or failure to act and shall be fully protected and justified in so acting or failing to act, if such action or failure to act is in accordance with the advice or opinion of such counsel, accountants or other professional advisors, except for actions or failures to act by such Related Person which constitute a knowing violation of law. Further, no Related Person is liable for any debts, obligations or liabilities of the Company, whether arising in contract or tort or otherwise, solely by reason of such Related Person being a Member or Board Member of the Company or participating in the conduct of the business of the Company.

5.2 Admission of Additional Members.

(a) Additional Persons, including Persons who are officers or employees of, or consultants to, the Company and/or any of its Affiliates, or have otherwise provided valuable services or opportunities to the Company or its Affiliates, including, without limitation, introducing investors to the Company, may be admitted to the Company as Members from time to time by the Board at a price per Membership Interest to be determined by the Board. The admission of any new Members is subject to any required approval of the Gaming Authorities, and no Membership Interest may be issued or sold, no Percentage Interest adjusted and no new Members admitted except upon the receipt of all such approvals required under Gaming Laws.

(b) In the event a Member ceases to beneficially own Membership Interests, such Member shall no longer be deemed a Member for any purpose hereunder.

5.3 Procedures for Admitting Additional Members. As a condition to becoming a Member of the Company, all additional Members shall execute and deliver to the Company such number of counterpart signature pages to this Agreement as the Board may require, evidencing such Member’s intent to be bound by all of the terms and conditions of this Agreement. The initial Capital Contribution of any additional Member shall be paid in cash or cash equivalents at the time of such Member’s admission into the Company, or in consideration otherwise acceptable to the Board in its sole discretion. Schedule A will be amended to reflect each additional Member admitted to the Company.

5.4 Confidentiality. As to much of the information and other material furnished under or in connection with this Agreement (whether furnished before, on or after the date hereof) as constitutes or contains confidential business, financial or other information of the Company or any subsidiary, each of the Members and the Company covenants for itself and its directors, officers and partners that it will use due care to prevent its officers, directors, partners, employees, counsel, accountants and other representatives from disclosing such information to Persons other than their respective authorized employees, counsel, accountants, shareholders, partners, limited partners and other authorized representatives; provided, however, that each Member may disclose or deliver any information or other material disclosed to or received by it should such Member be advised by its counsel that such disclosure or delivery is required by law, regulation or judicial or administrative order. For purposes of this Section 5.4, “due care” means at least the same level of care that such Member would use to protect the confidentiality of its own sensitive or proprietary information, and this obligation shall survive termination of this Agreement.

ARTICLE VI

MANAGEMENT AND CONTROL OF THE COMPANY

6.1 Management by the Board.

(a) The management of the Company shall be vested in the Board. Except as otherwise provided in this Agreement, the Board shall have all authority, rights and powers in the management of the Company business to do any and all acts and things necessary, proper, appropriate, advisable, incidental or convenient to effectuate the purposes of this Agreement. Any action taken by the Board on behalf of the Company in accordance with the foregoing provisions shall constitute the act of and shall serve to bind the Company. The Board shall initially be comprised of six (6) persons, consisting initially of Jeffrey Burge, Stuart Clarke, Jeff Baer, Thomas Fiato, Donna Milrod and John Unwin (collectively, the “Board Members”), and thereafter shall consist of such number and such persons as may be fixed from time to time by resolution of the Voting Majority In Interest. Each Board Member shall serve in such capacity, except as otherwise set forth herein, until such time that such Board Member is removed by resolution of the Voting Majority In Interest or resigns. All appointments of Board Members shall be subject to applicable Gaming Laws. If any such Board Member is found to be an Unsuitable Person he or she shall automatically be removed from such position.

(b) Except as otherwise required by law or the Gaming Authorities, any Board Member may be removed from the Board, with or without cause, by the Voting Majority In Interest and the office of such Board Member shall forthwith become vacant. Any Board Member may resign at any time. Such resignation shall take effect at the time specified therein, and if no time be specified, at the time of its receipt by the Board. The acceptance of a resignation shall not be necessary to make it effective, unless so specified therein. Any vacancy on the Board occurring from any cause whatsoever, shall be filled by a candidate appointed by the Voting Majority In Interest.

(c) Meetings of the Board shall be held at such times and locations as may be determined by the Voting Majority In Interest. Notice of each meeting shall be given by the Voting Majority In Interest to each Board Member and shall state the place, date and time of the meeting. Notice of such meeting shall be mailed, postage prepaid, to each Board Member and Board observer addressed to him at his address or usual place of business by first class mail or shall be sent by facsimile, overnight courier, telex, or be delivered to him personally or by telephone, at least ten (10) days before the day on which such meeting is to be held.

(d) A majority of the Board Members entitled to vote on matters to be addressed at such meeting shall constitute a quorum for the transaction of business. If a quorum shall not be present at any meeting of the Board, the Board Members present thereat may adjourn the meeting to another time and place. Notice of such time and place of the adjourned meeting shall be given to all of the Board Members unless such time and place were announced at the meeting at which the adjournment was taken, in which case such notice shall only be given to the Board Members who were not present thereat. At such adjourned meeting at which a quorum is present, any business may be transacted which might have been transacted at the meeting as originally called. Wherever approval by the Board is required by this Agreement, such approval shall, except as otherwise set forth herein, consist of the affirmative vote of a majority of a quorum of the Board Members.

(e) (i) Any action required or permitted to be taken by the Board may be taken without a meeting if the number of Board Members necessary to approve such action at a meeting consent in writing, and (ii) one or more Board Members may participate in any meeting of the Board by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in the meeting pursuant to this Section 6.l(e)(ii) shall constitute presence in person at the meeting.

6.2 Officers. The Board may, by written delegation, appoint or remove officers of the Company from time to time. The officers will serve at the pleasure of the Board. The salaries of all officers and agents of the Company shall be fixed by the Board. All appointments of Officers shall be subject to applicable Gaming Laws, and if any officer is found to an Unsuitable Person he or she shall automatically be removed from such position.

6.3 Members To Have No Managerial Authority. Except as expressly set forth in this Agreement, as set forth in the terms of applicable employment agreements between the Company and any Member or as otherwise delegated to a Member by the Board, or as required by applicable law, the Members will have no power to participate in the management of the Company except as expressly authorized by this Agreement and except as expressly required by the Act. Unless expressly and duly authorized in writing to do so by the Board, no Member will have any power or authority to bind or act on behalf of the Company in any way, to pledge its credit, or to render it liable for any purpose.

6.4 Approvals. In any instance in which the approval of the Members is required under this Agreement, such approval may be obtained in any manner permitted by the Act. For purposes of obtaining any consent of the Members or any class of Members (or a specified percentage in interest thereof) as to any matter proposed by the Board, the Board may, in the Notice seeking such consent, require a response within a specified period (which shall not be less than five (5) Business Days). In addition to meetings called by the Board as set forth in Section 6.1(c), the Board may, with or without formal Notice, hold informal informational meetings of the Board and one or more Members in any manner consistent with the Act at such times and on such dates as the Board may in its sole discretion determine.

6.5 Liability and Indemnification.

(a) In General. The Company shall, to the maximum extent permitted by applicable law, indemnify and hold harmless all Related Persons, and the Company and each Member shall release each Related Person, to the fullest extent permitted by law, from and against any and all Damages, including, without limitation, Damages incurred in investigating, preparing or defending any action, claim, suit, inquiry, proceeding, investigation or appeal taken from any of the foregoing by or before any court or governmental, administrative or other regulatory agency, body or commission, whether pending or threatened, whether or not a Related Person is or may be a party thereto, which arises out of, relates to or is in connection with this Agreement or the management or conduct of the business or affairs of the Company, except for any such Damages that are finally found by a court of competent jurisdiction to have resulted primarily from the bad faith, intentional misconduct, fraud, gross negligence of, or knowing breach of this Agreement or knowing violation of law by, the Person seeking indemnification. The termination of any proceeding by settlement shall not be deemed to create a presumption that the Related Person involved in such settlement acted in a manner which constituted bad faith, intentional misconduct or a knowing violation of law. All judgments against a Related Person wherein such Related Person is entitled to indemnification shall, to the extent available, be satisfied from Company assets.

(b) Insurance. The Board may cause the Company, at the Company’s expense, to purchase insurance to insure the Related Persons against liability hereunder, including, without limitation, for a breach or an alleged breach of their responsibilities hereunder.

(c) Not Liable for Return of Capital. No Member nor any Board Member, Affiliate, officer, director, manager, member, stockholder, partner, employee or agent of any Member or of any such Person shall be personally liable for the return of the Capital

Contributions of any other Member or any portion thereof, and such return shall be made solely from available Company assets, if any.

ARTICLE VII

BOOKS AND RECORDS; ACCOUNTING

7.1 Keeping of Books. The Board shall cause to be performed all general and administrative services on behalf of the Company in order to assure that complete and accurate books and records of the Company are maintained at the Company’s principal place of business showing the names, addresses and number of Membership Interests of each of the Members, all receipts and expenditures, assets and liabilities, profits and losses, and all other records necessary for recording the Company’s business and affairs.

7.2 Books and Records. Books and records of the Company and its Subsidiaries will be maintained at the principal office of the Company.

7.3 Inspection of Records. Each Member has the right, on reasonable request, but subject to such Member’s agreement to maintain the confidentiality thereof, to inspect and copy (at such Member’s expense) during normal business hours any of the Company records.

7.4 Reports to Members. The Board shall cause to be prepared and furnished to each Member at the Company’s expense with respect to each Fiscal Year of the Company such information as the Company deems reasonably necessary for the Members to be advised of the current status of the Company and its business or as requested by the Members.

7.5 Bank Accounts. The Board will maintain the funds of the Company in one or more separate accounts in the name of the Company with such financial institutions as the Board may determine.

ARTICLE VIII

TRANSFERS OF MEMBERSHIP INTERESTS; WITHDRAWALS; CERTAIN RIGHTS

8.1 Restrictions on Transfers of Membership Interests.

(a) No Member shall Transfer any Membership Interests now or hereafter held, other than in accordance with the terms of this Agreement and the Transfer Restriction Agreement. Any Transfer or purported Transfer made in violation of this Agreement or the Transfer Restriction Agreement shall be null and void and of no effect. Notwithstanding anything to the contrary contained herein, the Transfer of the Class A Membership Interests to Voteco is hereby approved in all respects.

(b) Notwithstanding anything to the contrary expressed or implied in this Agreement, the Transfer of any interest in the Company is ineffective unless approved in advance by the Commission. The Membership Interests owned or controlled by an Unsuitable Person or an Affiliate of an Unsuitable Person (an “Unsuitable Member”), shall be subject to redemption by the Company, out of funds legally available therefor, by action of the Board, to the extent required by the Gaming Authority making the determination of unsuitability or to the extent deemed necessary or advisable by the Board. If a Gaming Authority requires the Company, or the Board deems it necessary or advisable, to redeem any Membership Interests, the Company shall give a Redemption Notice to the Unsuitable Member and shall purchase the Membership Interests on the Redemption Date. From and after the Redemption Date, such Membership Interests shall no longer be deemed to be outstanding, such Unsuitable Member shall cease to be a Member, and all rights of the Unsuitable Member herein, other than the right to receive the Redemption Price, shall cease. The Unsuitable Member shall surrender any certificates representing the Membership Interests to be redeemed in accordance with the requirements of the Redemption Notice.

(c) Commencing on the date that a Gaming Authority serves notice of a determination of unsuitability or the Board determines that a Person is an Unsuitable Person, and until the Membership Interest owned or controlled by such Person are owned or controlled by a Person who is not an Unsuitable Person, the Unsuitable Member shall not be entitled (i) to receive any dividend or interest with regard to the Membership Interest; (ii) to exercise, directly or indirectly or through any proxy, trustee, or nominee, any voting or other right conferred by such Interest, and such Interest shall not for any purposes be included in the Percentage Interests entitled to vote, or (iii) to receive any remuneration in any form from the Company or any Affiliate of the Company for services rendered or otherwise.

(d) All notices given by the Company pursuant to this Section, including Redemption Notices, shall be in writing and may be given by mail, addressed to the Person at such Person’s address as it appears in the Company’s books and records, with postage thereon prepaid, and such notice shall be deemed given at the time deposited in the United States mail. Written notice may also be given personally or by telegram, facsimile, telex, cable or e-mail, and such notice shall be deemed given at the time of receipt thereof, if given personally, or at the time of transmission thereof, if given by telegram, facsimile, telex, cable or e-mail.

(e) Any Unsuitable Member shall indemnify and hold harmless the Company and its Affiliates for any and all losses, costs and expenses, including attorneys’ fees, incurred by the Company and its Affiliates as a result of, or arising out of, such Unsuitable Member’s continuing ownership or control of a Membership Interest, or its neglect, refusal or failure to comply with the provisions of this Section, or failure to promptly divest itself of any Membership Interest when required by the Gaming Laws or this Section.

(f) The Company is entitled to injunctive or other equitable relief in any court of competent jurisdiction to enforce the provisions of this Section and each holder of the Membership Interests shall be deemed to have acknowledged, by acquiring the Membership Interest, that the failure to comply with this Section will expose the Company to irreparable injury for which there is no adequate remedy at law and that the Company is entitled to injunctive relief to enforce the provisions of this Section.

(g) The Company’s right of redemption provided in this Section shall not be exclusive of any other rights the Company may have under this Agreement or hereafter acquire under any other agreement or otherwise.

(h) Nothing contained in this Section shall limit the authority of the Board to take such other action to the extent permitted by law as it deems necessary or advisable to protect the Company or its Affiliates from the denial or threatened denial or loss or threatened loss of any Gaming Approvals. Without limiting the generality of the foregoing, the Board may conform any provisions of this Section to the extent necessary to make such provisions consistent with Gaming Laws. In addition, the Board may, to the extent permitted by law, from time to time establish, modify, amend or rescind regulations and procedures of the Company not inconsistent with the express provisions of this Section for the purpose of determining whether any Person is an Unsuitable Person and for the orderly application, administration and implementation of the provisions of this Section. Such procedures and regulations shall be kept on file with the Company’s Secretary, and shall be made available for inspection by the public and, upon request, mailed to any Member.

(i) The Board shall have exclusive authority and power to administer this Section and to exercise all rights and powers specifically granted to the Board or the Company hereunder, or as may be necessary or advisable in the administration of this Section. All such actions which are taken or made by the Board in good faith shall be final, conclusive and binding on the Company and all other Persons; provided, however, that the Board may delegate all or any portion of its duties and powers under this Section to a committee as it deems necessary or advisable. In each case where a committee designated by the Board pursuant to the foregoing sentence must make a determination of price, manner of paying, unsuitability, or otherwise, such determination shall be made by a majority of the members of such committee not counting the vote of any committee member who is an Unsuitable Person or an Affiliate of an Unsuitable Person.

(j) Except as may be required by any applicable Gaming Laws or a Gaming Authority, the Board may waive any of the rights of the Company or any restrictions contained in this Section in any instance in which the Board determines that a waiver would be in the best interests of the Company. The Board may terminate any rights of the Company or restrictions set forth in this Section to the extent that the Board determines that any such termination is in the best interests of the Company. Except as may be required by a Gaming Authority, nothing in this Section shall be deemed or construed to require the Company to repurchase any Membership Interest owned or controlled by an Unsuitable Person or an Affiliate of an Unsuitable Person.

8.2 Legends: Securities Subject to this Agreement. In the event a Member shall Transfer any Restricted Securities (including any such Restricted Securities acquired after the date hereof) to any Person (all Persons acquiring Restricted Securities from a Member, as described in this Agreement, regardless of the method of transfer, shall be referred to collectively as “Transferees” and individually as a “Transferee”) in accordance with this Agreement, such securities shall nonetheless bear legends as provided in Section 12.1; provided that the provisions of this Section 8.2 shall not apply in respect of a sale of Restricted Securities in a registered public offering under the Securities Act or pursuant to Rule 144, or any successor rule, under the Securities Act, pursuant to which the Transferee receives securities that are freely tradable under the Federal securities laws.

ARTICLE IX

DISSOLUTION

9.1 Dissolution. The Company will be dissolved and its affairs will be wound up upon the earliest to occur of the following:

(a) On the date on which a majority of the Board shall have agreed in writing to terminate this Agreement; or

(b) The effective date of a decree of judicial dissolution under the Act.

9.2 Distributions Upon Liquidation. Upon the occurrence of any event specified in Section 9.1, the Members will take full account of the Company’s liabilities and assets, and the Company’s assets will be liquidated as promptly as is consistent with obtaining the fair value thereof. Subject to the relevant provisions of the Act, the proceeds from the liquidation (or distribution in kind) of the Company’s assets will be applied and distributed in the following order:

(a) First, to the payment and discharge of all of the Company’s debts and liabilities (including debts and liabilities to the Members, to the extent permitted by law), and the establishment of any necessary reserves; and

(b) Second, to the Class B Member.

9.3 Return of Contribution Nonrecourse to Other Members. Except as provided by law, upon dissolution, each Member will look solely to the assets of the Company for the return of the Member’s Capital Contribution. If the Company property remaining after the payment or discharge of the debts and liabilities of the Company is insufficient to return the contribution of any Members, such Member will have no recourse against any other Member.

ARTICLE X

REPRESENTATIONS AND WARRANTIES

10.1 Representations and Warranties of the Members. Each Member represents and warrants to the Company and the other Members that such Member:

(a) if the Member is a corporation, partnership, limited liability company, trust, employee benefit plan, individual retirement account, Keogh plan or other entity, such Person is authorized and qualified to become a Member in the Company; and the Member and the undersigned signatory hereto further represent and warrant that such signatory has been duly authorized by the Member to execute this Agreement;

(b) has sufficient financial strength to hold its Membership Interests in the Company as an investment and bear the economic risks of that investment (including possible complete loss of such investment) for an indefinite period of time;

(c) is capable of evaluating the risks and merits of an investment in the Company and of protecting its own interests in connection with this investment;

(d) has been represented by, or had the opportunity to be represented by, independent counsel of its own choosing, and that it has had the full right and opportunity to consult with its respective attorney(s), that to the extent, if any, that it desired, it availed itself of this right and opportunity, that it or its authorized officers (as the case may be) have carefully read and fully understand this Agreement in its entirety and have had it fully explained to them by such party’s respective counsel, that each is fully aware of the contents hereof and its meaning, intent and legal effect, and that it or its authorized officer (as the case may be) is competent to execute this Agreement and has executed this Agreement free from coercion, duress or undue influence;

(e) has not seen, received, been presented with, or been solicited by any leaflet, public promotional meeting, article or any other form of advertising or general solicitation as to the Company’s sale to such Member of its Membership Interests;

(f) has acquired its Membership Interests in the Company for his, her or its own account, for investment, and not with a view to or for the resale, distribution, subdivision or fractionalization thereof;

(g) has no contract, undertaking, understanding, agreement, or arrangement, formal or informal, with any Person to sell, transfer, or pledge all or any portion of his, her or its Membership Interests in the Company; and has no current plans to enter into any such contract, undertaking, understanding, agreement, or arrangement; and

(h) has been afforded full and complete access to the books, financial statements, records, contracts, documents and other information concerning the Company and its proposed activities, and has been afforded an opportunity to ask such questions of the Company’s agents, accountants and other representatives concerning the Company’s proposed business, operations, financial condition, assets, liabilities and other relevant matters as he has deemed necessary or desirable, and has been given all such information as has been requested, in order to evaluate the merits and risks of the investment contemplated herein.

ARTICLE XI

COMPLIANCE WITH GAMING LAWS.

11.1 Qualifications.

(a) Members. If the Company becomes and for as long as it remains subject to regulation under any Gaming Laws, ownership of the Company shall be held subject to the applicable provisions of any applicable Gaming Laws. If a Member is found to be unsuitable by any Gaming Authorities, then the Member shall dispose of its Member’s interest in the Company pursuant to the applicable provisions of any Gaming Laws and orders or rulings of any Gaming Authorities.

(b) Managers and Officers. The election of an individual to serve as a manager, officer or any other capacity with the Company is subject to any qualifications or approvals required under any Gaming Laws. For purposes of this Agreement, an individual shall be qualified to serve as a manager, officer or any other capacity, for so long as that individual is determined to be, and continues to be, qualified and suitable by all Gaming Authorities and under all applicable Gaming Laws. In the event that individual does not continue to be qualified and suitable, that individual shall be disqualified and shall cease to be a manager, officer or in any other capacity with the Company.

ARTICLE XII

MISCELLANEOUS PROVISIONS

12.1 Legend. The certificates representing the Restricted Securities to be held by each of the Members shall bear the following legend in addition to any other legend that may be required from time to time under applicable law or pursuant to any other contractual obligation:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE TRANSFERRED, SOLD, ASSIGNED, HYPOTHECATED OR OTHERWISE DISPOSED OF (A “TRANSFER”) EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF THE AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT DATED AS OF APRIL 2, 2010. ANY TRANSFEREE OF THESE SECURITIES TAKES SUBJECT TO THE TERMS OF SUCH AGREEMENT, A COPY OF WHICH IS ON FILE WITH THE COMPANY.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AS AMENDED (THE “ACT”) OR STATE SECURITIES LAWS, AND NO TRANSFER OF THESE SECURITIES MAY BE MADE EXCEPT (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT, OR (B) PURSUANT TO AN EXEMPTION THEREFROM WITH RESPECT TO WHICH THE COMPANY MAY, UPON REQUEST, REQUIRE A SATISFACTORY OPINION OF COUNSEL FOR THE HOLDER THAT SUCH TRANSFER IS EXEMPT FROM THE REQUIREMENTS OF THE ACT.

THE SALE, ASSIGNMENT, TRANSFER, PLEDGE, GRANTING OF ANY OPTION TO PURCHASE OR OTHER DISPOSITION OF AN INTEREST IN THIS LIMITED LIABILITY COMPANY IS INEFFECTIVE UNLESS APPROVED IN ADVANCE BY THE NEVADA GAMING COMMISSION (THE “COMMISSION”). IF AT ANY TIME THE COMMISSION FINDS THAT A MEMBER IS UNSUITABLE TO HOLD AN INTEREST IN THIS COMPANY, SUCH OWNER MUST DISPOSE OF SUCH INTEREST AS PROVIDED BY THE GAMING LAWS OF THE STATE OF NEVADA AND THE REGULATIONS PROMULGATED THEREUNDER, OR, IF THE COMMISSION CONSENTS, IN ACCORDANCE WITH THE COMPANY’S ARTICLES OR OPERATING AGREEMENT. BEGINNING ON THE DATE WHEN THE COMMISSION SERVES NOTICE OR A DETERMINATION OF UNSUITABILITY PURSUANT TO APPLICABLE LAW, IT IS UNLAWFUL FOR THE UNSUITABLE MEMBER (A) TO RECEIVE ANY DIVIDEND OR INTEREST OR ANY PAYMENT OR DISTRIBUTION OF ANY KIND, INCLUDING OF

ANY SHARE OF THE DISTRIBUTION OF PROFITS OR CASH OR ANY OTHER PROPERTY, OR PAYMENTS UPON DISSOLUTION, FROM THE COMPANY, OTHER THAN A RETURN OF CAPITAL; (B) TO EXERCISE DIRECTLY OR THROUGH ANY PROXY, TRUSTEE OR NOMINEE ANY VOTING RIGHT CONFERRED BY THE MEMBER’S INTEREST IN THE COMPANY; OR (C) TO RECEIVE ANY REMUNERATION IN ANY FORM FROM THE COMPANY OR FROM ANY COMPANY HOLDING A GAMING LICENSE FOR SERVICES RENDERED OR OTHERWISE.

Each of the parties hereto agrees that it will not transfer any Restricted Securities without complying with each of the restrictions set forth herein and agrees that in connection with any such transfer it will, if requested by the Company, deliver at its expense to the Company an opinion of counsel, in form and substance reasonably satisfactory to the Company and counsel for the Company, that such transfer is not in violation of the securities laws of the United States of America or any state thereof or any Gaming Laws.

12.2 Appointment of an Attorney-in-Fact.

(a) Subject to applicable Gaming Laws, each Member, including each substituted Member, by the execution of this Agreement, irrevocably constitutes and consents to the appointment of a Person to be designated by the Board as its true and lawful attorney-in-fact (“Attorney-in-Fact”) with full power and authority in its name, place and stead to execute, acknowledge, deliver, swear to, file, and record at the appropriate public offices such documents as may be necessary or appropriate to carry out the provisions of this Agreement, including but not limited to: (i) all certificates and other instruments, and any amendment thereof, that the Board deems appropriate in order to form, qualify, or continue the Company as a limited liability company in the jurisdiction in which the Company may conduct business or in which such formation, qualification or continuation is, in the discretion of the Board, necessary to protect the limited liability of the Member; (ii) all amendments to this Agreement and the Certificate of Formation adopted in accordance with the terms hereof and all instruments which the Board deems appropriate to reflect a change or modification of the Company in accordance with the terms of this Agreement; (iii) all conveyances and other instruments which the Board deems appropriate to reflect the dissolution and termination of the Company; and (iv) as to each Member, any and all documents necessary to convey such Member’s Membership Interests in the Company to any Transferee thereof and thereby to withdraw such Member from the Company and admit any substitute Member to the Company.

(b) The appointment by all Members of the Attorney-in-Fact will be deemed to create a power coupled with an interest, in recognition of the fact that the Members under this Agreement will be relying upon the power of the Attorney-in-Fact to act as contemplated by this Agreement in any filing and other action by it on behalf of the Company, and will survive any event of bankruptcy, death, adjudication of incompetence or dissolution of any Person giving such power, and the Transfer of all or any part of the Membership Interests of such Person; provided, however, that in the event of a Transfer, the foregoing power of attorney will survive such Transfer only until such time as the Transferee will have been admitted to the Company as a substituted Member and all required documents and instruments will have been duly executed, filed and recorded to effect such substitution.

12.3 Counterparts. This Agreement may be executed in several counterparts (including by facsimile), and as executed will constitute one agreement, binding on all of the parties hereto.

12.4 Successors and Assigns. Except as otherwise provided herein, the terms and provisions of this Agreement will be binding upon and will inure to the benefit of the successors and permitted assigns of the parties hereto.

12.5 No Third Party Beneficiaries. Except as expressly provided herein, this Agreement is entered into for the sole and exclusive benefit of the parties hereto and will not be interpreted in such a manner as to give rise to or create any rights or benefits of or for any Person not a party hereto.

12.6 Severability. If any covenant, condition, term or provision of this Agreement or if the application of such provision to any Person or circumstance is judicially determined to be invalid or unenforceable, then the remainder of this Agreement, or the application of such covenants, condition, term or provision to Persons or circumstances other than those to which it is held invalid or unenforceable, will not be affected thereby, and each covenant, term, condition and provision of this Agreement will be valid and enforceable to the fullest extent permitted by law.

12.7 Entire Agreement; No Third-Party Beneficiaries. This Agreement constitutes the entire agreement, and shall supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this agreement and are not intended to confer upon any Person other than the parties any rights or remedies hereunder.

12.8 Governing Law. This Agreement will be governed by and interpreted under the laws of the State of Delaware applicable to contracts entered into and performed entirely within the State of Delaware.

12.9 Attorneys’ Fees. In the event that any dispute between the Company and the Members or among the Members should result in litigation or arbitration, the prevailing party in such dispute will be entitled to recover from the other party all reasonable fees, costs and expenses of enforcing any right of the prevailing party, including, without limitation, reasonable attorneys’ fees and expenses.

12.10 Cross-References. All cross-references in this Agreement, unless specifically directed to another agreement or document or statute, refer to provisions within this Agreement.

12.11 Interpretation. When a reference is made in this Agreement to an Article, Section or Schedule or Exhibit, such reference shall be to an Article or Section of or a Schedule to or an Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The Transfer Restriction Agreements and the transactions contemplated by it are transactions contemplated by this Agreement. To the extent any restriction on the activities of the Company or its Subsidiaries under the terms of this Agreement requires prior approval under any Gaming Law, such restriction shall be of no force or effect unless and until such approval is obtained, If any provision of this Agreement is illegal or unenforceable under any Gaming Law, such provision shall be void and of no force or effect.

12.12 Cumulative Remedies. The remedies of the Members under this Agreement are cumulative and will not exclude any other remedies to which any Member may be lawfully entitled.

12.13 No Waiver. A Member’s failure to insist on the strict performance of any covenant or duty required by this Agreement, or to pursue any remedy under this Agreement, will not constitute a waiver of the breach or the remedy.

12.14 No Partnership Intended for Non-Tax Purposes. The Members have formed the Company under the Act, and expressly do not intend hereby to form a general or limited partnership under any applicable law. The Members do not intend to be partners one to another, or partners as to any third party. To the extent any Member, by word or action, represents to another Person that any other Member is a partner or that the Company is a partnership, the Member making such wrongful representation will be liable to any other Member who incurs personal liability by reason of such wrongful representation. The foregoing shall not apply to the determination of the Company’s classification for purposes of the Code, which shall be governed by the provisions of Section 1.6.

[THE BALANCE OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, this Amended and Restated Limited Liability Company Agreement of Nevada Property 1 LLC is executed as of the date set forth above.

Class A Member and Class B Member:

NEVADA MEZZ 1 LLC,

a Delaware limited liability company

By:	/s/ James F. Griffith
Title:	Vice President

By:	/s/ Margoth Pilla
Title:	Chief Financial Officer

[Signature Page – Amended and Restated Limited Liability Company Agreement]

SCHEDULE A

MEMBERSHIP INTERESTS AND CAPITAL CONTRIBUTION FOR THE CLASS A

MEMBERS AND CLASS B MEMBERS

CLASS A MEMBERSHIP INTERESTS

Class A Member and Address	Class A Membership Interests	Capital Contribution
Nevada Mezz 1 LLC 4285 Polaris Avenue Las Vegas, NV 89103	100	$0
Total	100	$0

CLASS B MEMBERSHIP INTERESTS

Class B Member and Address	Class B Membership Interests	Capital Contribution
Nevada Mezz 1 LLC 4285 Polaris Avenue Las Vegas, NV 89103	100	As reflected on the books and records of the Company
Total	100	As reflected on the books and records of the Company

A-1